Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2022, with respected to the financial statements of NuScale Power, LLC for the years ended December 31, 2021 and 2020, included in the prospectus of NuScale Power Corporation filed pursuant to Rule 424(b)(3) on July 1, 2022 with the Securities and Exchange Commission and incorporated by reference in the Registration Statement (Form S-8) of NuScale Power Corporation pertaining to the registration of Class A common stock to be issued pursuant to the Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC and the 2022 Long-Term Incentive Plan of NuScale Power Corporation.

/s/ Ernst & Young LLP

Portland, OR

July 5, 2022